Exhibit 10.28

EXECUTION VERSION

AIRCRAFT SUPPORT SERVICES AGREEMENT

THIS AIRCRAFT SUPPORT SERVICES AGREEMENT (this “Agreement”) is entered into effective as of July 1, 2018 by and between MSG SPORTS & ENTERTAINMENT, LLC a Delaware limited liability company with an office at 2 Pennsylvania Plaza, New York 10121 (“MSG”); and JD & THE STRAIGHT SHOT, LLC, a New York limited liability company, with an address at P.O. Box 420, Oyster Bay, New York 11771 (“Client”).

MSG will act as Client’s agent to support Client’s operation of the aircraft described below (the “Aircraft”) in accordance with the terms and conditions of this Agreement.

SPECIFIC TERMS

I.	Aircraft Identification

•	Aircraft Make and Model: Gulfstream Aerospace G-IV (G450)

•	Manufacturer’s Serial Number: 4179

•	Aircraft Registration Number: N919AM

II.	Agency Fee and Flight Support Personnel Costs

Monthly Agency Fee: $14,584

Flight Support Personnel Costs: As set forth in Section 2.1 of the General Terms below.

III.	Term

Effective Date: July 1, 2018

Expiration Date of the Term:	June 30, 2019; and thereafter shall automatically renew for successive one-year terms unless either party provides written notice not less than 30 days prior to the expiration of the current term.

IV.	Notices

To Client: JD & the Straight Shot, LLC c/o Knickerbocker Group LLC P.O. Box 420 Oyster Bay, New York 11771 Attn: James L. Dolan Telephone: (212) 465-3923 Email: Rluthra@kglfo.com

To MSG:

MSG Sports & Entertainment, LLC

c/o The Madison Square Garden Company

2 Pennsylvania Plaza

New York, New York 10121

Attention: Phil Stang

Telephone: (212) 465-5930

Fax: (212) 465-6011

Email: Phil.Stang@msg.com

and	and

Pearl Professional Corporation 30 Jelliff Lane, Suite 201 Southport, Connecticut 06890 Attn: Stewart Pearl Telephone: (203) 222-9000 Fax:(203) 222-9100 Email: sp@pearlpc.com	MSG Sports & Entertainment, LLC c/o The Madison Square Garden Company Hangar 5 Republic Airport Farmingdale, New York 11735 Attention: Phil Stang Telephone: (212) 465-5900 Email: Phil.Stang@msg.com

and

MSG Sports & Entertainment, LLC c/o The Madison Square Garden Company 2 Pennsylvania Plaza New York, New York 10121 Attn: General Counsel Telephone: (212) 465-6000 Fax:(516) 908-4195

V.	Aircraft Operating Base

The Aircraft will be based at Republic Airport, Hangar 5, Farmingdale, New York or such other location as Client and MSG may mutually agree (the “Operating Base”).

GENERAL TERMS

1.	Support

1.1.	Support Services. In consideration of the fees paid by Client, MSG will act as Client’s agent to perform the following functions on behalf of Client:

(a)	Employment or engagement and supervision of supervisory, flight and maintenance personnel for the Aircraft;

(b)	Aircraft maintenance at the Operating Base, maintenance coordination at contract facilities, and related maintenance support functions;

(c)	Advice regarding insurance for the Aircraft;

(d)	FAA liaison and compliance, record keeping and reporting;

(e)	Aircraft hangar facilities (including office and shop facilities) at the Operating Base (at Client’s request) and other airport locations, as required;

(f)	Record keeping, reporting, budgeting, payment on behalf of Client of Aircraft-related invoices to the extent not paid directly by Client and other administrative requirements;

(g)	Aircraft, passenger, and Flight Support Personnel (as defined in Section 2.1) scheduling support services for Client and Client’s passengers;

(h)	Negotiation and management of third-party contracts necessary for the operation of the Aircraft; and

(i)	Supervision, on behalf of Client, of the operation and maintenance of the Aircraft by Client.

1.2.

Part 91 Operations. All flight operations by Client under this Agreement will be conducted under Part 91 of the Federal Aviation Regulations, as amended (the “FAR’s”), and in accordance with any other laws and rules pertaining to the operation of the Aircraft. Client acknowledges that services to be provided by MSG to Client under this Agreement are intended to assist Client in the operation by Client of its Aircraft under Part 91 of the FAR’s in the conduct of Client’s business, and shall be undertaken by MSG consistent with such intentions and only for such purposes.

1.3.

Operational Control. It is understood that Client’s affiliate (and the owner of the Aircraft), QUART 2C, LLC, leases the Aircraft to Client pursuant to a non-exclusive Aircraft Dry Lease Agreement (the “Client Lease”) and to MSG pursuant to a non-exclusive Aircraft Dry Lease Agreement (the “MSG Lease”). Pursuant to the Client Lease and the MSG Lease and in compliance with Part 91 of the FAR’s, at all times during the Term of this Agreement, Client or, when MSG is using the Aircraft, MSG, will have and retain exclusive operational control, and exclusive possession, command and control, of the Aircraft. Subject to Section 5 hereof, Client or MSG, when MSG is using the Aircraft, will have and retain complete and exclusive responsibility for scheduling, dispatching and flight following of the Aircraft on all flights conducted under the Client Lease or the MSG Lease, as applicable, which responsibility includes the sole and exclusive right over initiating, conducting and terminating any such flights, subject to the pilot-in-command’s authority for all safety-of-flight matters. Client or, when MSG is using the Aircraft, MSG will have complete and absolute control of the crewmembers in preparation for and in connection with the operation of all flights conducted under the Lease and this Agreement.

2.	Personnel

2.1.

Support Services Personnel and Flight Support Personnel. On behalf of Client, MSG shall obtain the services of a fully-qualified (i) support services staff, including flight administration and dispatch personnel, for the Aircraft (“Support Services Personnel”) and (ii) pilots (“Pilots”), mechanics and flight attendants for the Aircraft (the Pilots, mechanics and flight attendants, collectively, the “Flight Support Personnel” and, together with the Support Services Personnel, the “Personnel”). Personnel will be appropriately certified, rated and trained as required by the FAR’s and the insurance required by Section 9. All Personnel will be employed by MSG and carried on MSG’s payroll, and MSG shall be responsible for and shall timely pay and withhold all payroll and employment-related taxes (including, without limitation, Social Security, Medicare and unemployment taxes) relating to such Personnel, and shall timely file returns with respect to such taxes with proper taxing authorities. Client shall reimburse MSG in accordance with Section 8.5 for the entire cost of (a) salary, benefits and employer payroll taxes and (b) all training and testing of three (3) Pilots, one (1) flight attendant and one (1) maintenance personnel (the costs set forth in this sentence shall collectively be referred to as “Flight Support Personnel Costs”). To the extent MSG’s expenses for Flight Support Personnel Costs increase or decrease, the Flight Support Personnel Costs shall be increased or decreased by the same percentage amount. Client will also reimburse MSG for third-party fees (e.g., fees payable to recruiters or similar fees) paid in connection with retention of its allocated percentage of Flight Support Personnel being hired by MSG to support the Aircraft, with such allocated percentage determined by comparing to the total flight support personnel hired by MSG pursuant to the Related Agreements (as defined in Section 13.10 below) and Client’s Flight Support Personnel.

2.2.

Availability. Flight Support Personnel will be available, as required, to support the flight schedule of the Aircraft. If Flight Support Personnel are unable to support a requested flight due to such circumstances as sickness, training, vacation, personal emergency, or crew duty limits, MSG will use commercially reasonable efforts to obtain the services of substitute personnel, on behalf of Client, meeting the standards set forth in this Agreement. Client acknowledges that the services of substitute qualified personnel may be utilized, as required, to support the Aircraft’s flight schedule, and that applicable FAR’s, Client’s operations and other manuals, and MSG’s crew duty limits will be used to determine when Flight Support Personnel relief is required. Client will be allocated incremental out-of-pocket cost of substitute personnel as follows: 33% of substitute pilot costs; 33% of substitute flight attendant costs; and 25% of substitute maintenance costs; and such amounts shall be paid in accordance with Section 8.5.

2.3.

Monitoring and Reviews. On behalf of Client, MSG will monitor the qualifications and performance of Flight Support Personnel through a process of record keeping, performance reviews, direct supervision and flight checks. Client will provide reasonable access to the Aircraft, subject to Client’s prior permission, for Support Services Personnel to conduct required training and flight checks to observe Flight Support Personnel performance.

2.4.

Termination or Replacement. MSG reserves the right to terminate or replace Personnel for any reason. If the credentials or performance of any Personnel are or become unsatisfactory to Client, MSG agrees that upon notice to that effect from Client, it shall consider in good faith whether to replace such Personnel with another qualified individual.

3.	Flight Support Personnel Training and Qualification

3.1.

Training. MSG, on behalf of Client, will conduct or contract for training for Flight Support Personnel that meets or exceeds the requirements of the FAR’s governing the type of operation being conducted. Training will include, but not be limited to:

(a)

Pilots: (i) initial aircraft qualification, if required; (ii) Aircraft-specific recurrent training; (iii) policy and procedures recurrent training; (iv) emergency situations training; and (v) professional qualifications enhancement training, as required, such as cockpit resource management, international operations, and cabin medical safety.

(b)	Mechanics: (i) initial aircraft qualification, if required; (ii) biennial Aircraft-specific recurrent training; and (iii) biennial system-specific recurrent training (engines, avionics, etc.).

(c)	Flight Attendants: (i) initial qualification training, if required; (ii) policy and procedures training; (iii) cabin medical training; and (iv) emergency situations training.

3.2.

Training Flights. Client shall make available at its expense a reasonable amount of Aircraft time to accomplish Pilot training, proficiency checks and line checks as required by Client’s operations and other manuals and the FAR’s; provided, however, that simulators shall be used to the extent practicable. In addition to required FAA pilot checkrides, Support Services Personnel will observe line operation of Flight Support Personnel to confirm crew performance and adherence to MSG’s company procedures and the requirements of the operations and other manuals. Client will provide reasonable access to the Aircraft, subject to Client’s prior permission, for Support Services Personnel to conduct this observation. MSG will maintain a current training record for Flight Support Personnel documenting satisfactory completion of FAA and MSG training and currency requirements.

4.	Aircraft Maintenance

4.1.

Maintenance Program. On Client’s behalf and at Client’s expense, MSG will cause the Aircraft to be enrolled in an FAA-approved inspection program or the manufacturer’s recommended maintenance program under Part 91 of the FAR’s, and will conduct, contract for and/or supervise Aircraft maintenance services to cause the Aircraft to be maintained in accordance with the requirements of the approved inspection program and the FAR’s.

4.2.

Minimum Equipment List. On Client’s behalf, MSG will obtain an FAA approved Minimum Equipment List (MEL) for the Aircraft. Any costs associated with the MEL shall be the responsibility of Client and shall be paid in accordance with Section 8.5.

4.3.

Records. On Client’s behalf, MSG will maintain records on the Aircraft, engines and systems in accordance with the applicable FAR’s, the requirements of the maintenance and other manuals and MSG’s maintenance procedures, all subject to the terms of Section 6.3.

4.4.

Maintenance Scheduling. Client will cooperate with MSG to schedule all maintenance requirements. MSG will schedule maintenance, to the extent practicable, to minimize conflicts with Client’s use of the Aircraft. MSG will keep Client apprised of the Aircraft’s maintenance schedule.

4.5.

Maintenance Service Plan. On Client’s behalf, MSG shall provide any periodic reports required in order to maintain in full force and effect any maintenance service plan covering the Aircraft or any of its equipment. Client shall maintain each such program contract in full force and effect. All amounts payable under such contracts shall be the responsibility of Client and shall be paid in accordance with Section 8.5.

4.6.

Appointment as Agent. Client appoints MSG as its agent for the purpose of executing, for and on behalf of Client, any documentation required in connection with any maintenance program, maintenance service plan and/or maintenance inspection agreements as may be necessary in order for MSG to fulfill its maintenance obligations under this Agreement. Except in the case of MSG’s gross negligence or willful misconduct, Client agrees to indemnify and hold MSG harmless from and against any claims, damages, losses and expenses arising pursuant to any maintenance program, maintenance service plan and/or maintenance inspection agreements entered into in accordance with the terms of this Agreement.

5.	Flight Scheduling

5.1.	Services. On behalf of Client, MSG will perform the following services related to scheduling by Client of the Aircraft:

(a)	Assist Client in scheduling the Aircraft;

(b)	Receive trip notices from Client and produce an itinerary for each trip giving the pertinent details of the trip;

(c)	Arrange ground transportation requirements for Aircraft passengers;

(d)	Schedule Flight Support Personnel;

(e)	Arrange for Aircraft catering per Client’s request;

(f)	Arrange for landing permits, clearances, and ground handling for domestic and international destinations;

(g)	Coordinate the Aircraft’s movements to support Client’s travel schedule; and

(h)

In the event that the Aircraft is unavailable for Client’s use or upon specific request by Client, seek trip conflict resolution with all parties. When this is not feasible arrange for chartering of substitute aircraft with Client’s approval.

5.2.	Hours of Service. MSG will provide the above-listed services twenty-four (24) hours per day, seven (7) days per week.

5.3.

Client Information. Client will give MSG the most up-to-date and complete information available on the Aircraft’s proposed travel schedule. MSG agrees to hold in confidence any information that it may gain regarding Client’s travel, business and security arrangements, subject in all respects to applicable laws and regulations.

6.	Records and Administration

6.1.

Record Keeping. MSG will maintain facilities and personnel at its office for Aircraft record keeping, operations supervision, scheduling assistance, and accounting support. On behalf of Client, MSG will keep all flight, passenger, maintenance, operational, logbook, tax, and cost records up to date and in accordance with all of the requirements of the FAR’ s, good accounting practices, and all other applicable laws and regulations.

6.2.

Reports. MSG will supply Client with monthly reports summarizing financial and flight activity and such other information as Client may reasonably request, including, but not limited to, providing a year-end accounting of aircraft usage as may be required by any aircraft dry lease agreement (or comparable agreement). For the avoidance of doubt, the parties acknowledge and agree that MSG shall provide the “true-up” accounting required pursuant to the Aircraft Dry Lease Agreement between QUART 2C, LLC and MSG within the time periods mandated therein.

6.3.

Record Retention. All records pertaining to the Aircraft and the performance of services hereunder will be open for inspection and audit by Client at MSG’s office upon not less than five (5) days’ written notice throughout the Term, and for the period ending four (4) years after the termination or expiration hereof or for so long as such records are required to be retained in accordance with MSG’s records retention policy, whichever is later. MSG will not destroy such records prior to the time when Client’s right to inspect and audit terminates. The provisions of this Section 6.3 will survive the termination or expiration of this Agreement.

7.	Hangar at Operating Base

7.1.

Hangarage. MSG will provide Client with appropriate hangar space (including office and shop space, internet access and access to telephones) at the Aircraft’s Operating Base (as specified in Section V of the Specific Terms) for the Aircraft and any additional aircraft owned by Client (or an entity controlled by Client) on the date hereof (whether or not such aircraft is under management by MSG). Client shall be responsible for its pro rata share of the total cost of MSG’s hangar rent and hangar maintenance/janitorial costs (including any taxes and other fees payable under the hangar lease) based on the square footage required for all of Client’s aircraft (whether or not such aircraft is under management by MSG) compared to the total square footage of all aircraft of Client, MSG and clients of Related Agreements, for hangarage maintained by MSG at the Operating Base (the “Hangar Fee”). To the extent MSG’s rent and/or other lease payments increase or decrease, the Hangar Fee shall be increased or decreased by the same percentage amount.

7.2.	Provisioning. MSG will provision the Operating Base to support the operation and maintenance of the Aircraft.

8.	Fees, Expenses, Deposits and Billing Procedures

8.1.

Agency Fee: Staff Costs; Hangar Fee. The Monthly Agency Fee to be charged to Client specified in Section II of the Specific Terms, the Flight Support Personnel Costs, and the Hangar Fee will be billed to and payable by Client in monthly installments in advance. The Monthly Agency Fee shall be increased each July during the term of this Agreement, commencing with the calendar month ending July 31, 2019, by 4% or such higher amount as mutually agreed between Client and MSG.

8.2.

Insurance Expense: Taxes. Client shall pay directly the cost of the insurance coverage required to be maintained by Client under Section 9. Client shall be responsible for the payment of any Federal, state, local or other governmental taxes, charges or assessments imposed in connection with this Agreement, other than income or franchise taxes imposed on MSG, and shall reimburse MSG for any such tax, charge or assessment which is imposed on it by any governmental agency. Client shall be responsible to MSG for one hundred percent (100%) of any IRC Section 4261 Federal Transportation Excise Taxes (including any penalties or interest) if imposed by the Internal Revenue Service with respect to any services provided or payments made under this Agreement. The provisions of this Section 8.2 will survive the termination or expiration of this Agreement.

8.3.

Operating Expenses. Client shall be responsible for all Operating Expenses relating to the Aircraft (to be paid in accordance with Section 8.5) which shall be passed through without markup and net of all available discounts and credits. “Operating Expenses” include, but are not limited to, the following items:

(a)	Fuel, oil, and additives;

(b)

Replacement and consumable parts (including shipping costs and core charges for parts and components), maintenance labor (other than the cost of maintenance labor performed by Flight Support Personnel), and third-party service fees for technical support of the Aircraft;

(c)	Engine, auxiliary power unit and airframe maintenance service plan fees, as applicable, and all other expenses under Section 4;

(d)	Landing, parking, handling, customs, airways and overflight fees, hangarage fees at locations other than the Operating Base, deicing fees, and computer flight plans;

(e)	Navigation, operations, and maintenance publications;

(f)	Catering, supplies, and in-flight entertainment materials;

(g)	Personnel travel expenses incurred in support of Client’s operation of the Aircraft;

(h)	Communications charges and outside computer services related to Aircraft operations and maintenance;

(i)	Passenger ground transportation; and

(j)	Substitute flight support personnel in accordance with Section 2.2.

8.4.

Non-recurring Expenses. Non-recurring Expenses relating specifically to the Aircraft and as set forth in Section 5.1(h) shall be the responsibility of Client (to be paid in accordance with Section 8.5) and shall be passed through without markup and net of all available discounts and credits. “Non-recurring Expenses” include, but are not limited to, such items as Aircraft paint and refurbishing, major maintenance items such as engine overhaul and airframe modifications, maintenance ground support equipment, initial spare parts provisioning and inventories, office and shop equipment, and communications and computer equipment, at the Operating Base.

8.5.

Payment of Expenses. To the extent reasonably practicable, Client will pay all amounts for which it is responsible under this Agreement directly to the applicable vendor, supplier or provider. Promptly after execution of this Agreement, Client agrees to maintain with MSG an appropriate agreed-upon advance deposit, to be applied by MSG against any amounts payable by Client under this Agreement. To the extent MSG incurs any such expenses on Client’s behalf, MSG will use the funds available pursuant to the advance deposit to pay such expenses, and within twenty (20) days after the end of each calendar month during the Term, commencing with the calendar month ending August 31, 2018, MSG will issue invoices detailing all charges reasonably and properly incurred on Client’s behalf pursuant to the terms of this Agreement for that calendar month and the amount required to replenish the advance deposit to the agreed amount. Invoices will be due thirty (30) days from date of receipt. All goods, support services, parts, labor, fuel, materials and any other items purchased by MSG on behalf of Client will be passed on to Client at MSG’s actual cost, with no markup, rebate, commission or other fee received or retained by MSG. MSG will attempt to secure discounts on all purchases made on behalf of Client, and such discounts will be included in any charges from MSG to Client.

8.6.

Severance of Personnel. In the event that (a) this Agreement is terminated by Client, including, but not limited to, termination pursuant to Section 10.1(c) below, (b) Client suspends its flights of the Aircraft for a period longer than three (3) months, or (c) this Agreement is not renewed in accordance with its terms, then Client shall be responsible to reimburse MSG for any amounts paid to Personnel in accordance with MSG’s then effective severance policy whose employment by MSG is terminated as a result thereof. The provisions of this Section 8.6 will survive the termination or expiration of this Agreement.

8.7.

Post Termination Expenses. Within ninety (90) days after the termination or expiration of this Agreement, a full accounting shall be made between the parties and all accounts settled between them. In no event shall any termination affect the rights and obligations of the parties arising prior to the effective date of such termination. From and after the date of the expiration or termination of this Agreement, Client will promptly reimburse MSG upon receipt of invoices from time to time until all remaining Aircraft expenses reasonably and properly incurred by MSG on Client’s behalf pursuant to the terms of this Agreement are paid. The provisions of this Section 8.7 will survive the termination or expiration of this Agreement.

8.8.

Overdue Amounts. Overdue amounts payable pursuant to this Agreement shall bear interest at a monthly rate equal to the lesser of 1% or the highest lawful rate allowable under applicable law. The provisions of this Section 8.8 will survive the termination or expiration of this Agreement.

9.	Insurance and Indemnity

9.1.

General. During the Term of this Agreement, and notwithstanding anything in this Agreement to the contrary, Client will procure and maintain or cause to be procured and maintained at its sole cost and expense aircraft insurance (the “Client’s Insurance Policy”) that satisfies all of the requirements of this Section 9. Client shall provide: (i) all risk, both ground and in-flight hull, including hull war risks, insurance in an amount equal to the most recent appraised fair market value of the Aircraft; and (ii) liability coverage covering passengers, non-passengers, third party liability (including war risk AV52) and property damage of not less than three hundred million ($300,000,000) United States dollars for each occurrence but sublimited to twenty five million ($25,000,000) United States dollars for each occurrence and aggregate with respect to Personal Injury Liability.

9.2.	Policy Provisions. Client’s Insurance Policy will provide that:

(a)

MSG and its affiliates and each of their respective members, managers, shareholders, officers, directors, partners, employees, agents, licensees and guests are designated as additional insureds (without responsibility for premiums) with respect to the liability coverage;

(b)	The insurer waives any right of set-off and any right of subrogation against any of the additional insureds;

(c)

No cancellation or substantial change in coverage of or failure to renew the Client’s Insurance Policy shall be effective as to the additional insureds for thirty (30) days (seven (7) days, in the case of war risk or allied perils) after receipt by MSG of written notice from the insurer of any such cancellation or substantial change in coverage of the policy;

(d)	All coverages will be primary, not subject to any co-insurance clause, not contributory or subject to offset with respect to any other policies in force;

(e)

The insurance will include a severability of interest clause providing that Client’s Insurance Policy will operate in the same manner to give each insured the same protection as if there were a separate policy issued to each insured except for the limit of liability; and

(f)	The “Approved Pilots” section will require all Pilots to be approved by Client and MSG and the “Territory” section will provide Worldwide Coverage

9.3.

Certificate of Insurance. On or before the Effective Date, Client will provide or cause to be provided to MSG a certificate of insurance evidencing all coverages in compliance with the requirements of this Agreement.

9.4.	MSG Insurance. At all times during the Term, MSG, at its own cost and expense, shall maintain (or cause to be maintained) the following insurance:

(a)

Workers’ compensation insurance and employer’s liability insurance that provides applicable statutory benefits for all of MSG’s employees including, without limitation, Personnel, performing services pursuant to this Agreement and includes broad form all-states coverage; and

(b)	On airport premises automobile liability insurance in an amount not less than two million ($2,000,000) United States dollars combined single-limit.

(c)

Client and its affiliates and each of their respective members, managers, shareholders, officers, directors, partners, employees, agents, licensees and guests shall be named as an additional insured on the insurance coverages set forth in Section 9.4(b). The policies described in this Section 9.4 shall be primary and not excess, contributory or contingent. On or before the Effective Date, MSG shall cause its insurer to provide Client with insurance certificates showing all coverages in compliance with this Section 9.4.

9.5.

Cross Indemnities. Without limiting the respective obligations of MSG and Client (each, a “Party”), each Party (in each case, the “Indemnitor”) hereby indemnifies and holds harmless the other Party and its affiliates and their respective officers, directors, partners, employees, shareholders, members and managers (in each case, collectively, the “Indemnitee”) for any claim, damage, loss, or reasonable expense, including reasonable attorneys’ fees (an “Indemnified Loss”), resulting from bodily injury or property damage arising out of the ownership, maintenance or use of the Aircraft which results from gross negligence or willful misconduct of such Party; provided, however, that neither Party will be liable for any Indemnified Loss to the extent:

(a)	Such loss is covered by the insurance policies described in this Paragraph 9 (the “Policies”);

(b)	Such loss is covered by the Policies but the amount of such loss exceeds the policy limits specified by Client;

(c)	Such loss consists of expenses incurred in connection with any loss covered in whole or in part by the Policies but such expenses are not fully covered by the Policies; or

(d)	Such loss is caused by the gross negligence or willful misconduct of the Indemnitee.

9.6.

LIMITATION ON LIABILITY. EACH PARTY ACKNOWLEDGES AND AGREES THAT: (I) THE PROCEEDS OF INSURANCE TO WHICH IT IS ENTITLED; (II) ITS RIGHTS TO INDEMNIFICATION FROM THE OTHER PARTY UNDER SECTION 9.5; AND (III) ITS RIGHT TO DIRECT DAMAGES ARISING IN CONTRACT FROM A BREACH OF THE OTHER PARTY’S OBLIGATIONS UNDER THIS AGREEMENT, ARE THE SOLE REMEDIES FOR ANY DAMAGE, LOSS, OR EXPENSE A RISING OUT OF THIS AGREEMENT OR THE SERVICES PROVIDED (OR OMITTED TO BE PROVIDED) HEREUNDER OR CONTEMPLATED HEREBY. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9.6, EACH PARTY WAIVES ANY RIGHT TO RECOVER ANY DAMAGE, LOSS OR EXPENSE ARISING OUT OF THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER OR CONTEMPLATED HEREBY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR OR HAVE ANY DUTY FOR INDEMNIFICATION OR CONTRIBUTION TO THE OTHER PARTY FOR ANY CLAIMED INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, OR FOR ANY DAMAGES CONSISTING OF DAMAGES FOR LOSS OF USE, REVENUE, PROFIT, BUSINESS OPPORTUNITIES AND THE LIKE, OR FOR DEPRECIATION OR DIMINUTION IN VALUE OF THE AIRCRAFT, OR INSURANCE DEDUCTIBLE, EVEN IF THE PARTY HAD BEEN ADVISED, OR KNEW OR SHOULD HAVE KNOWN, OF THE POSSIBILITY OF SUCH DAMAGES.

9.7.	Survival. The provisions of Sections 9.5 and 9.6 will survive the termination or expiration of this Agreement.

10.	Duration, Notification, and Termination

10.1.

Term. The Term of this Agreement is specified in Section III of the Specific Terms. At any time during the Term, either party may request that the parties engage in good faith discussions with respect to changes desired by such party in the terms of this Agreement, and if such new terms have not been agreed to by the parties within thirty (30) days after the date of such request, then either party may terminate this Agreement upon written notice given at least ninety (90) days prior to the effective date of such termination. Notwithstanding the foregoing, this Agreement shall be terminable in accordance with the following provisions:

(a)

This Agreement shall terminate, upon written notice from either party to the other, in the event of a total loss or destruction of the Aircraft, damage to the Aircraft that causes it, in the reasonable opinion of such party, to be irreparable, or theft of the Aircraft.

(b)

This Agreement shall terminate, effective on not less than ninety (90) days’ prior written notice from MSG to Client, if MSG will no longer operate a flight support department as of such effective date (which notice shall be given by MSG to Client as soon as reasonably practicable after MSG becomes aware that such is or will become the case).

(c)

MSG acknowledges and agrees that nothing in this Agreement shall affect in any way the right of the owner of the Aircraft to sell it. In the event that the owner of the Aircraft enters into an agreement to sell the Aircraft, Client shall promptly notify MSG to that effect. This Agreement shall terminate effective as of the later to occur of (i) the closing of the sale of the Aircraft, or (ii) ninety (90) days after such written notice by Client to MSG; provided, that, if Client purchases a new aircraft, Client may provide written notice to MSG of its intent not to terminate this Agreement and continue operating under the terms provided herein, subject to reasonable adjustments of fees, allocation of flight support personnel, hangar costs, etc., based on any different needs of such new aircraft.

10.2.

Effect of Termination. In the event of a termination of this Agreement, whether as a result of a default or the expiration of its Term, MSG shall immediately cease its performance hereunder and return the Aircraft at Client’s expense to the custody of Client or its agents or representatives at any airport in the northeastern United States designated in writing by Client along with all maintenance records, flight logs, manuals, ledgers, etc.; provided, that, MSG agrees that it will continue to provide Client space at the Operating Base for Client’s Aircraft for the lesser of twelve (12) months from the effective date of such termination, or such time period that MSG retains control of the Operating Base pursuant to an underlying sublease (or comparable agreement), at the same cost as the Hangar Fee provided for hereunder. Client and MSG agree that in the event of termination, the parties will negotiate in good faith terms of a separate sublease (or comparable agreement) for Client’s Aircraft to be stored at the Operating Base.

10.3.

Notices. All notices or other communications delivered or given under this Agreement shall be in writing and shall be deemed to have been duly given if hand-delivered, sent by certified or registered mail, return receipt requested, or nationally-utilized overnight delivery service, Portable Document Format (“PDF”) or confirmed facsimile transmission, as the case may be. Such notices shall be addressed to the parties at the addresses set forth in Section IV of the Specific Terms, or to such other address as may be designated by any party in a writing delivered to the other in the manner set forth in this Section 10.3. Notices sent by certified or registered mail shall be deemed received three (3) business days after being mailed. All other notices shall be deemed received on the date delivered. Routine communications may be made by e-mail or fax to the addresses set forth herein.

10.4.

Default. In addition to the termination provisions set forth in Section 10.1 above, this Agreement may be terminated immediately by the party not in default (without prejudice to any other rights that such party may have) upon written notice to the defaulting party in the event of any of the following (each, an “Event Default”):

(a)	failure of the defaulting party to make payments due hereunder within ten (10) business days of a notice from the non-defaulting party that such payment was not timely made when due;

(b)

except as provided in Section 10.4(c)-(f), violation or default of any term, obligation or condition of a non-monetary nature set forth in this Agreement, together with a failure to cure within ten (10) days after receipt of written notice of such violation;

(c)	breach of any material warranty or provision, or falsity of any material representation, made by Client or MSG in connection with this Agreement;

(d)

if the Aircraft is operated by or maintained in violation of any law, regulation, directive or order of any governmental authority or in violation of any provision of any insurance policy contemplated by this Agreement, unless such violation can reasonably be cured, in which case the defaulting party shall have failed to cure such violation within ten (10) days after receipt of written notice thereof;

(e)	lapse of insurance coverage required to be kept in force by the defaulting party; or

(f)

if MSG or Client shall make a general assignment for the benefit of creditors, or be declared insolvent or bankrupt under any bankruptcy, insolvency or other similar law, or commence a voluntary proceeding seeking liquidation, reorganization or other relief under any such law or seeking the appointment of a receiver or liquidator over any substantial portion of their respective assets.

11.	Force Majeure

11.1.

General. Neither party will be deemed to be in breach of its obligations hereunder or have any liability for any delay, cancellation, or damage arising in whole or in part from any act of God, act of nature, acts of civil or military authority, civil unrest, war, terrorism, strike or labor dispute, mechanical failure, lack of essential supplies or parts, or for any cause, whether similar or dissimilar to any of the foregoing, beyond the reasonable control of such party. The time required for any performance hereunder shall be extended by the duration of any such event(s).

12.	Liens

12.1.

No Liens. MSG shall ensure that no liens, attachments, levies or executions are created or placed against the Aircraft by MSG or third parties as a result of MSG’s acts or omissions other than third-party liens to be discharged in the ordinary course of business. MSG shall notify Client promptly upon learning of any liens against the Aircraft and will forthwith satisfy, bond off or discharge any such liens caused by the acts or omissions of MSG or the breach of MSG of its obligations under this Agreement.

13.	Miscellaneous

13.1.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, determined without regard to its conflicts of laws principles. If any provision of this Agreement conflicts with any statute or rule of law of the State of New York or is otherwise unenforceable, such provision shall be deemed null and void only to the extent of such conflict or unenforceability and shall be deemed separate from and shall not invalidate any other provision of this Agreement.

13.2.

Headings. Captions and paragraph headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

13.3.	Modification. This Agreement shall not be modified or amended or any provision waived except by an instrument in writing signed by authorized representatives of the parties.

13.4.

Successors and Assigns. Neither party shall have the right to assign this Agreement without the prior written consent of the other party; provided, however, that MSG shall have the right, upon notice to Client, to assign this Agreement to any affiliate of The Madison Square Garden Company. This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns, and shall inure to the benefit of the parties hereto and their respective heirs, executor’s administrators, successors and permitted assigns.

13.5.

Counterparts. This Agreement may for all purposes be executed in several counterparts, each of which shall be deemed an original, and all such counterparts, taken together, shall constitute the same instrument, even though all parties may not have executed the same counterpart of this Agreement. Each party may transmit its signature by confirmed facsimile or PDF transmission, and such signatures shall have the same force and effect as an original signature.

13.6.

Venue. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any state or federal court in the State of New York. Each party waives any objection which such party may now or hereinafter have to the laying of the venue in New York County, New York in any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

13.7.

Integration. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other agreements, understandings, communications, representations or negotiations, whether oral or written, between the parties with respect to the support services for the Aircraft. There are no other agreements, representations or warranties, whether oral or written, express or implied, relating to the support services for the Aircraft that are not expressly set forth in this Agreement.

13.8.

No Partnership or Joint Venture. Nothing contained in this Agreement will in any way create any partnership or joint venture relationship between MSG and Client or be construed as evidence of the intention of the parties to constitute such.

13.9.

WAIVER OF JURY TRIAL. EACH PARTY HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER DOCUMENT, AGREEMENT OR INSTRUMENT EXECUTED AND/OR DELIVERED IN CONNECTION WITH THE FOREGOING.

13.10.

Related Agreements. The parties hereto acknowledge and agree that the terms reflected in this Agreement, including but not limited to the allocation of certain expenses and fees, are based on the assumption that, in addition to this Agreement, MSG is party to Aircraft Support Services Agreements providing for substantially similar services as those covered herein with each of Sterling Aviation, LLC and its lessee, Charles F. Dolan, and Brighid Air, LLC (each a “Related Agreement”). In the event that any such Related Agreement is terminated or otherwise expires, and this Agreement shall continue, the parties will work in good faith to revise the terms of this Agreement to reflect updated terms, including but limited to allocation of certain expenses and fees, to ensure that the terms are equitable to the parties to this Agreement and any remaining Related Agreement. In addition, the parties hereto acknowledge and agree that in the event that factors cause the terms of this Agreement to be economically unfair to one party, the parties will work together in good faith to adjust these terms to achieve a more equitable arrangement.

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IN WITNESS WHEREOF, the parties have executed this Aircraft Support Services Agreement as of the Effective Date shown in Section III of the Specific Terms.

JD & THE STRAIGHT SHOT, LLC		MSG SPORTS & ENTERTAINMENT, LLC

By:	/s/ James L. Dolan	By:	/s/ Donna Coleman
Name: James L. Dolan		Name: Donna Coleman
Title: Managing Member		Title: EVP & Chief Financial Officer